UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 24, 2006

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

In order to qualify the compensation payable to our executive officers for exclusion from the deduction limit in Section 162(m) of the Internal Revenue Code, on February 24, 2006, the Management Development and Compensation Committee (the “Committee”) of our Board of Directors adopted a performance measure for 2006, and established the maximum annual variable cash incentive awards payable to our executive officers for 2006, under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”). For purposes of Section 162(m), the performance measure for 2006 is positive annual net earnings as determined under U.S. GAAP (“Net Earnings”). This measure is used to establish a bonus pool from which 2006 variable cash incentive awards to our chief executive officer and each of our other executive officers may be paid. Our chief executive officer is eligible for a cash incentive award under the Plan for 2006 not to exceed one-half of one percent (0.5%) of 2006 Net Earnings, and each of our other executive officers is eligible for a cash incentive award under the Plan for 2006 not to exceed three-tenths of one percent (0.3%) of 2006 Net Earnings. Notwithstanding the above maximum award limits, no individual may receive an amount in excess of the Plan limit of $5,000,000.

The actual annual awards payable to our chief executive officer and each of our executive officers for 2006 will depend on various company-specific and individual-specific performance measures, as approved by the Committee. These company-specific performance measures include, but are not limited to, Net Earnings and “Net Operating Earnings” (defined as Net Earnings excluding after-tax net realized investment gains and losses, changes in accounting principles and non-recurring, infrequent or unusual items), Net Operating Earnings per share and per diluted share, and Net Operating Earnings divided by average stockholders’ equity, excluding accumulated other comprehensive income (“Operating Return On Equity”). The Committee has absolute discretion to determine the amounts, if any, to be awarded to our executive officers for 2006, subject to the maximum award limits described above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

DATE: February 24, 2006	By:	/s/ Richard P. McKenney
Richard P. McKenney
Senior Vice President –
Chief Financial Officer

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